Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Agrees to Sell Construction Claims Group to

Private Equity Firm Bridgepoint in $147 Million All-Cash Transaction

PHILADELPHIA and LONDON — December 20, 2016 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today that it has entered into a definitive stock purchase agreement to sell its Construction Claims Group to Bridgepoint Development Capital, part of international private equity group Bridgepoint, for $147 million in an all-cash transaction.  The transaction is expected to close in approximately 60 days, subject to certain closing conditions.

Hill’s Construction Claims Group, with approximately 960 professionals in 40 offices worldwide, provides claims consulting, management consulting, litigation support, expert witness testimony, cost/damages assessment, delay/disruption analysis, adjudication, lender advisory, risk management, forensic accounting, fraud investigation, Project Neutral and international arbitration services.

For the trailing twelve months ended September 30, 2016, Hill’s Construction Claims Group achieved consulting fee revenue of $163.1 million (which was 26.3% of Hill’s consolidated consulting fee revenue during that period) and operating profit of $11.1 million.  Net proceeds from the sale will be used primarily to pay off and retire Hill’s outstanding senior debt, which currently totals $145.8 million (but which is expected to be lower by closing), for which Hill incurred interest expense of $13.5 million during the trailing twelve months ended September 30, 2016.  The transaction is expected to be principally tax-free to Hill in the United States as a result of the company’s significant net operating loss carryforwards.

“Our Construction Claims Group was the original business that began Hill more than four decades ago.  We will miss our friends and colleagues in that business but we know that each of us will be in a better position to grow our two distinct businesses as independent and separate companies,” said David L. Richter, Hill’s Chief Executive Officer. “This transaction transforms Hill into a pure-play project management firm with a significantly stronger balance sheet,” added Richter.

“The acquisition of Hill’s Construction Claims Group provides the opportunity to back a business that is highly regarded by its clients, in a primary buyout of a global leader serving a growing market,” said Alan Payne, Partner with Bridgepoint Development Capital.  “Under new ownership, the company will now focus on driving performance by improving its operations, making targeted acquisitions as it further consolidates its market and by continuing to develop additional adjacent service offerings for its clients,” added Payne.

Hill was assisted on the transaction by financial advisor KeyBanc Capital Markets Inc. and legal advisor Duane Morris LLP.  Bridgepoint was assisted by financial advisor E&Y and legal advisors Travers Smith LLP and Choate Hall & Stewart LLP.

David Richter and John Fanelli III, Hill’s Executive Vice President and Chief Financial Officer, will host a conference call later today at 11:00 am Eastern Time to discuss the transaction and its impact on the company.  Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International conference call.  To listen to the live call online, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com and click on “Financial Information,” and then “Conferences and Calls.”  Please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

Bridgepoint is a major international private equity group with more than €13 billion ($14.7 billion) of committed capital focused on investing in market-leading businesses, working with management teams to create and realize value within its portfolio companies.  Its middle-market affiliate Bridgepoint Development Capital is a dedicated team focused on buyouts and growth capital investments, typically in businesses that have the potential for value creation through organic growth, acquisitions and operational improvement.  For more information on Bridgepoint, please visit their website at www.bridgepoint.eu.

Hill International, with 4,400 professionals in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, environmental, energy and industrial markets.  Engineering News-Record magazine recently ranked Hill as the eighth largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements include the possibility that various closing conditions for the sale of the Construction Claims Group may not be satisfied or waived, that there may be adverse effects or disruption from the sale that negatively impact Hill’s remaining business or other risks as well as the other factors which are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue and our expenses may be higher than anticipated.  We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.

John P. Paolin

Senior Vice President of Marketing and

Corporate Communications

(215) 309-7710

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

(HIL-G)

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